SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

YYY Trust

Address of Principal Business Office (No. & Street, City, State Zip Code):

383 Madison Avenue
New York, New York 10179

Telephone Number (including area code):

(973) 793-2255

Name and address of agent for service of process:

Michael E. Guarasci, Sr.
383 Madison Avenue
New York, New York 10179

Check Appropriate Box:

        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

        YES [X]          NO [   ]

        Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this notification of registration to be duly signed on its behalf by the undersigned, duly authorized, in the City of New York and the State of New York on the 19th day of March 2007.

YYY TRUST
By: /s/ Michael E. Guarasci, Sr.
Michael E. Guarasci, Sr.
Initial Trustee

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